Jeffrey A. Whitehead to Join FBL Financial Group
as Chief Investment Officer

West Des Moines, Iowa, June 9, 2020 - FBL Financial Group, Inc. (NYSE: FFG) announced today that Jeffrey A. (Jeff) Whitehead will join the company as Chief Investment Officer on June 15, 2020. In this role, Whitehead will be a member of FBL’s management team and have overall responsibility for managing the company’s investment policy and strategy. Whitehead is replacing Charles T. Happel, who is retiring this year.

“I am pleased to have Jeff join FBL Financial Group. He brings extensive investment management experience in the insurance industry,” said Daniel D. Pitcher, FBL Financial Group’s Chief Executive Officer. “Jeff’s proven leadership and deep insurance investment experience will allow him to successfully lead FBL’s investment team and manage FBL Financial Group’s high-quality investment portfolio.”

For the past 19 years, Whitehead has been with Aegon USA Investment Management where he currently serves as Head of Insurance Asset Management & Client Investment Solutions. In this role he has led a team responsible for managing Transamerica’s $85 billion general account portfolios. Prior to Aegon, Whitehead was Director, Sales, Marketing & Insurance Portfolio Strategy with PIMCO (Specialty Markets) and Vice President, Insurance Portfolio Strategist & Director of Insurance Marketing with Conseco Capital Management. Whitehead holds a bachelor's degree from the University of Massachusetts, Amherst and is a Chartered Financial Analyst.

FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

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